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                            JUMPIN' JAX CORPORATION
                             LIST OF SUBSIDIARIES



Name of Subsidiary                                  State of Incorporation
- ------------------                                  ----------------------

Jumpin' Jax Entertainment, Inc.                     Minnesota
Playpal, Inc.                                       Florida
Playpal Sales Corporation                           Minnesota
Jumpin' Jax Corporation                             Minnesota
JJAX Entertainment, Inc.                            Nevada
JJAX Corp.                                          Nevada
Children's Choice Learning                          Nevada
  Centers, Inc.